Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2017 Results

Board Authorizes Additional $2 Billion Share Repurchase Program

Nashville, Tenn., October 31, 2017 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2017.

Key third quarter metrics (all percentage changes compare 3Q 2017 to 3Q 2016 unless noted):

•	Revenues increased 4.2 percent to $10.696 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $426 million, or $1.15 per diluted share

•	Adjusted EBITDA totaled $1.776 billion

•	Cash flows from operations totaled $1.008 billion

•	Same facility equivalent admissions increased 0.3 percent, while same facility admissions increased 0.6 percent

•	Same facility revenue per equivalent admission increased 2.0 percent

•	Same facility emergency room visits increased 0.3 percent

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $2 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Including both this program and remaining amounts under the Company’s November 2016 $2 billion share repurchase authorization, as of October 31, 2017, the Company has approximately $2.150 billion currently authorized for share repurchases.

Revenues in the third quarter increased to $10.696 billion, compared to $10.270 billion in the third quarter of 2016. Net income attributable to HCA Healthcare, Inc. totaled $426 million, or $1.15 per diluted share, compared to $618 million, or $1.59 per diluted share, in the third quarter of 2016. The Company recognized tax benefits of $4 million, or $0.01 per diluted share, and $11 million, or $0.03 per diluted share, for the third quarters of 2017 and 2016, respectively, related to excess tax benefits for employee equity award settlements.

Third quarter 2017 results also include gains on sales of facilities of $7 million, or $0.01 per diluted share, and losses on retirement of debt of $39 million, or $0.07 per diluted share. Third quarter 2016 results included gains on sales of facilities of $3 million, or $0.01 per diluted share, losses on retirement of debt of $4 million, or $0.01 per diluted share, and legal claim costs of $11 million, or $0.02 per diluted share. The Company recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, during the third quarter of 2016, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns.

Adjusted EBITDA totaled $1.776 billion in the third quarter of 2017 compared to $1.957 billion in the third quarter of 2016. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

During the third quarter of 2017, the Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with hurricanes Harvey and Irma’s impact on our Corpus Christi, Houston, Florida, Georgia and South Carolina facilities. This amount is prior to any insurance recoveries which the Company may receive. All facilities impacted by Harvey and Irma have resumed normal operation, with the exception of 131-bed East Houston Regional Medical Center that experienced flooding.

Also, results for the third quarter of 2017 include a negative impact to operating results related to the Texas Medicaid Waiver program of approximately $50 million, or $0.08 per diluted share. This reflects settlement amounts related to the program year ended September 30, 2017.

Same facility equivalent admissions increased 0.3 percent in the third quarter of 2017 compared to the prior year period. Same facility admissions increased 0.6 percent compared to the prior year period. Same facility emergency room visits increased 0.3 percent in the third quarter of 2017, compared to the prior year period. The Company estimates that hurricanes had unfavorable impacts of 80 basis points on same facility equivalent admissions growth, 30 basis points on same facility admissions growth and 30 basis points on same facility emergency visits growth during the third quarter. Same facility inpatient surgeries declined 0.7 percent, while same facility outpatient surgeries declined 4.2 percent in the third quarter of 2017 compared to the same period of 2016. Same facility revenue per equivalent admission increased 2.0 percent in the third quarter of 2017 compared to the third quarter of 2016.

During the third quarter of 2017, salaries and benefits, supplies and other operating expenses totaled $8.933 billion, or 83.5 percent of revenues, compared to $8.335 billion, or 81.1 percent of revenues, in the third quarter of 2016.

Nine Months Ended September 30, 2017

Revenues for the nine months ended September 30, 2017 totaled $32.052 billion compared to $30.849 billion in the same period of 2016. Net income attributable to HCA Healthcare, Inc. was $1.742 billion, or $4.64 per diluted share, compared to $1.970 billion, or $4.93 per diluted share, for the first nine months of 2016. Results for the nine months ended September 30, 2017 include gains on sales of facilities of $10 million, or $0.02 per diluted share, and losses on retirement of debt of $39 million, or $0.07 per diluted share. Results for the nine months ended September 30, 2016 included gains on sales of facilities of $8 million, or $0.01 per diluted share, losses on retirement of debt of $4 million, or $0.01 per diluted share, and legal claim costs of $33 million, or $0.05 per diluted share. The Company recognized a reduction in the provision for income taxes of $51 million, or $0.13 per diluted share, during the nine months ended September 30, 2016, resulting from the completion of the IRS examination of HCA’s 2011 and 2012 federal income tax returns.

During the nine months ended September 30, 2017, the Company incurred additional expenses and experienced losses of revenues estimated at approximately $140 million, or $0.24 per diluted share, associated with the impact of hurricanes. Also in the nine months ended September 30, 2017, the Company incurred a negative impact to results related to the Texas Medicaid Waiver program of approximately $50 million, or $0.08 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2017, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $718 million, total debt of $32.953 billion, and total assets of $35.731 billion. During the third quarter of 2017, capital expenditures totaled $729 million, excluding acquisitions. Cash flows provided by operating activities in the third quarter totaled $1.008 billion compared to $1.206 billion in the third quarter of 2016. The decline in cash flow was primarily attributable to the $215 million decline in net income.

As of September 30, 2017, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 4.08x, compared to 3.82x as of December 31, 2016.

During the third quarter of 2017, the Company repurchased 6.3 million shares of its common stock at a cost of $509 million and during the nine months ended September 30, 2017, repurchased 17.8 million shares of its common stock at a cost of $1.475 billion.

As of September 30, 2017, HCA operated 177 hospitals and 119 freestanding surgery centers.

2017 Guidance

The financial impact of the hurricanes and the Texas Medicaid Waiver program were not reflected in our previous guidance. The Company’s 2017 guidance ranges for the year have been updated from our July 25, 2017 second quarter release and are as follows:

2017 Updated Guidance Ranges
Revenues	$43.0 to $44.0 billion
Adjusted EBITDA	$8.00 to $8.15 billion
EPS (diluted)	$6.45 to $6.70 per diluted share
Capital Expenditures	Approximately $3.0 billion

The Company’s 2017 updated guidance contains a number of assumptions, including:

•	2017 guidance for EPS (diluted) includes an estimated $90 million income tax benefit, or $0.24 per diluted share, related to the accounting standard which requires the recording of excess tax benefits related to employee equity award settlements as a component of the provision for income taxes. The timing and amounts related to employee equity award settlements are difficult to project and may vary from this estimate.

•	2017 guidance includes expected full-year earnings for the Company’s Oklahoma facilities which are under agreement to be sold. The Company now estimates a closing date of December 31, 2017.

•	2017 guidance includes the impact of acquisitions completed as of September 30, 2017.

•	2017 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs and impairments of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

The Company’s updated guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1117305 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2017, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), including the effects of any repeal of, or changes to, the Health Reform Law or changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) the impact of potential cybersecurity incidents or security breaches, (22) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (23) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2016 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2017		2016
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,967		$11,110
Provision for doubtful accounts	1,271		840

Revenues	10,696	100.0%	10,270	100.0%

Salaries and benefits	5,081	47.5	4,740	46.1
Supplies	1,777	16.6	1,699	16.5
Other operating expenses	2,075	19.4	1,896	18.5
Equity in earnings of affiliates	(13)	(0.1)	(22)	(0.2)
Depreciation and amortization	539	5.0	495	4.9
Interest expense	427	4.0	432	4.2
Gains on sales of facilities	(7)	(0.1)	(3)	—
Lossses on retirement of debt	39	0.4	4	—
Legal claim costs	—	—	11	0.1

	9,918	92.7	9,252	90.1

Income before income taxes	778	7.3	1,018	9.9
Provision for income taxes	248	2.3	273	2.6

Net income	530	5.0	745	7.3
Net income attributable to noncontrolling interests	104	1.0	127	1.3

Net income attributable to HCA Healthcare, Inc.	$426	4.0	$618	6.0

Diluted earnings per share	$1.15		$1.59
Shares used in computing diluted earnings per share (millions)	369.834		389.592
Comprehensive income attributable to HCA Healthcare, Inc.	$451		$621

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in millions, except per share amounts)

	2017		2016
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$35,156		$33,241
Provision for doubtful accounts	3,104		2,392

Revenues	32,052	100.0%	30,849	100.0%

Salaries and benefits	14,878	46.4	14,133	45.8
Supplies	5,369	16.8	5,131	16.6
Other operating expenses	5,970	18.6	5,617	18.2
Equity in earnings of affiliates	(36)	(0.1)	(44)	(0.1)
Depreciation and amortization	1,581	4.9	1,463	4.8
Interest expense	1,257	3.9	1,275	4.1
Gains on sales of facilities	(10)	—	(8)	—
Lossses on retirement of debt	39	0.1	4	—
Legal claim costs	—	—	33	0.1

	29,048	90.6	27,604	89.5

Income before income taxes	3,004	9.4	3,245	10.5
Provision for income taxes	902	2.8	898	2.9

Net income	2,102	6.6	2,347	7.6
Net income attributable to noncontrolling interests	360	1.2	377	1.2

Net income attributable to HCA Healthcare, Inc.	$1,742	5.4	$1,970	6.4

Diluted earnings per share	$4.64		$4.93
Shares used in computing diluted earnings per share (millions)	375.013		399.577
Comprehensive income attributable to HCA Healthcare, Inc.	$1,812		$1,894

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	June 30,	December 31,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$718	$705	$646
Accounts receivable, less allowance for doubtful accounts of $5,416, $5,050 and $4,988	5,980	5,782	5,826
Inventories	1,546	1,544	1,503
Other	1,204	1,306	1,111

Total current assets	9,448	9,337	9,086

Property and equipment, at cost	39,262	38,306	37,055
Accumulated depreciation	(21,933)	(21,538)	(20,703)

	17,329	16,768	16,352

Investments of insurance subsidiaries	368	352	336
Investments in and advances to affiliates	201	197	206
Goodwill and other intangible assets	7,357	6,771	6,704
Other	1,028	1,141	1,074

	$35,731	$34,566	$33,758

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,314	$2,245	$2,318
Accrued salaries	1,312	1,209	1,265
Other accrued expenses	1,783	2,104	2,035
Long-term debt due within one year	202	213	216

Total current liabilities	5,611	5,771	5,834

Long-term debt, less net debt issuance costs of $171, $179 and $170	32,751	31,448	31,160
Professional liability risks	1,179	1,144	1,148
Income taxes and other liabilities	1,256	1,282	1,249

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(6,780)	(6,792)	(7,302)
Noncontrolling interests	1,714	1,713	1,669

Total deficit	(5,066)	(5,079)	(5,633)

	$35,731	$34,566	$33,758

HCA Healthcare, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(Dollars in millions)

	2017	2016
Cash flows from operating activities:
Net income	$2,102	$2,347
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(3,174)	(2,044)
Provision for doubtful accounts	3,104	2,392

Accounts receivable, net	(70)	348
Inventories and other assets	(50)	(161)
Accounts payable and accrued expenses	(169)	(341)
Depreciation and amortization	1,581	1,463
Income taxes	(9)	8
Gains on sales of facilities	(10)	(8)
Losses on retirement of debt	39	4
Legal claim costs	—	33
Amortization of debt issuance costs	23	26
Share-based compensation	195	196
Other	60	39

Net cash provided by operating activities	3,692	3,954

Cash flows from investing activities:
Purchase of property and equipment	(2,033)	(1,884)
Acquisition of hospitals and health care entities	(1,142)	(468)
Disposition of hospitals and health care entities	24	23
Change in investments	(15)	78
Other	(6)	17

Net cash used in investing activities	(3,172)	(2,234)

Cash flows from financing activities:
Issuance of long-term debt	1,502	5,400
Net change in revolving credit facilities	650	(70)
Repayment of long-term debt	(700)	(4,424)
Distributions to noncontrolling interests	(363)	(342)
Payment of debt issuance costs	(25)	(40)
Repurchase of common stock	(1,475)	(2,213)
Other	(37)	(95)

Net cash used in financing activities	(448)	(1,784)

Change in cash and cash equivalents	72	(64)
Cash and cash equivalents at beginning of period	646	741

Cash and cash equivalents at end of period	$718	$677

Interest payments	$1,383	$1,339
Income tax payments, net	$911	$890

HCA Healthcare, Inc.

Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2017	2016	2017	2016
Operations:
Number of Hospitals	177	169	177	169
Number of Freestanding Outpatient Surgery Centers	119	117	119	117
Licensed Beds at End of Period	46,250	44,226	46,250	44,226
Weighted Average Licensed Beds	45,887	44,188	44,957	44,011

Reported:
Admissions	482,557	469,764	1,441,492	1,416,550
% Change	2.7%		1.8%
Equivalent Admissions	818,887	799,120	2,440,446	2,389,720
% Change	2.5%		2.1%
Revenue per Equivalent Admission	$13,062	$12,851	$13,134	$12,909
% Change	1.6%		1.7%
Inpatient Revenue per Admission	$13,296	$12,997	$13,462	$13,020
% Change	2.3%		3.4%
Patient Days	2,360,112	2,276,826	7,070,131	6,965,519
% Change	3.7%		1.5%
Equivalent Patient Days	4,005,090	3,873,827	11,969,732	11,750,831
% Change	3.4%		1.9%
Inpatient Surgery Cases	137,187	135,013	405,081	400,921
% Change	1.6%		1.0%
Outpatient Surgery Cases	224,252	229,054	684,382	690,118
% Change	-2.1%		-0.8%
Emergency Room Visits	2,130,460	2,077,938	6,409,721	6,304,266
% Change	2.5%		1.7%
Outpatient Revenues as a
Percentage of Patient Revenues	38.1%	38.6%	37.5%	38.2%
Average Length of Stay (days)	4.891	4.847	4.905	4.917
Occupancy	55.9%	56.0%	57.6%	57.8%

Same Facility:
Admissions	467,165	464,226	1,413,566	1,399,617
% Change	0.6%		1.0%
Equivalent Admissions	790,910	788,256	2,387,513	2,358,355
% Change	0.3%		1.2%
Revenue per Equivalent Admission	$13,163	$12,906	$13,194	$12,962
% Change	2.0%		1.8%
Inpatient Revenue per Admission	$13,438	$13,070	$13,542	$13,091
% Change	2.8%		3.4%
Inpatient Surgery Cases	132,726	133,660	397,853	397,328
% Change	-0.7%		0.1%
Outpatient Surgery Cases	217,572	227,223	671,359	685,224
% Change	-4.2%		-2.0%
Emergency Room Visits	2,053,759	2,047,800	6,254,899	6,212,413
% Change	0.3%		0.7%

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2017	2016	2017	2016
Revenues	$10,696	$10,270	$32,052	$30,849

Net income attributable to HCA Healthcare, Inc.	$426	$618	$1,742	$1,970
Gains on sales of facilities (net of tax)	(4)	(2)	(6)	(4)
Losses on retirement of debt (net of tax)	25	2	25	2
Legal claim costs (net of tax)	—	7	—	21

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs (a)	447	625	1,761	1,989
Depreciation and amortization	539	495	1,581	1,463
Interest expense	427	432	1,257	1,275
Provision for income taxes	259	278	912	908
Net income attributable to noncontrolling interests	104	127	360	377

Adjusted EBITDA (a)	$1,776	$1,957	$5,871	$6,012

Adjusted EBITDA margin (a)	16.6%	19.1%	18.3%	19.5%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$1.15	$1.59	$4.64	$4.93
Gains on sales of facilities	(0.01)	(0.01)	(0.02)	(0.01)
Losses on retirement of debt	0.07	0.01	0.07	0.01
Legal claim costs	—	0.02	—	0.05

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.21	$1.61	$4.69	$4.98

Shares used in computing diluted earnings per share (millions)	369.834	389.592	375.013	399.577

(a)	Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2017 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2017
	Low	High
Revenues	$43,000	$44,000

Net income attributable to HCA Healthcare, Inc. (a)	$2,400	$2,495
Depreciation and amortization	2,110	2,120
Interest expense	1,690	1,700
Provision for income taxes	1,290	1,325
Net income attributable to noncontrolling interests	510	510

Adjusted EBITDA (a) (b)	$8,000	$8,150

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$6.45	$6.70
Shares used in computing diluted earnings per share (millions)	372.400	372.400

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)	The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.